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Exhibit 23.3

Independent Auditors' Consent

The Board of Directors
Regal Entertainment Group:

We consent to the use of our report dated January 24, 2003, with respect to the consolidated balance sheets of Regal Cinemas Corporation and subsidiaries ("Reorganized Company") as of December 26, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the forty-eight week period then ended ("Reorganized Period"), and of Regal Cinemas, Inc. ("Predecessor Company") for the four weeks ended January 24, 2002 ("Predecessor Period"), incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our report contains an explanatory paragraph that states that effective January 24, 2002, Regal Cinemas, Inc. emerged from protection under Chapter 11 of the U.S. Bankruptcy Code pursuant to a reorganization plan, which was confirmed by the Bankruptcy Court on December 7, 2001. In accordance with the AICPA Statement of Position 90-7, the Reorganized Company adopted fresh start reporting whereby its assets, liabilities and new capital structure were adjusted to reflect estimated fair values as of January 24, 2002. As a result, the consolidated financial statements for the periods subsequent to January 24, 2002 reflect the Reorganized Company's new basis of accounting and are not comparable to the Predecessor Company's pre-reorganization consolidated financial statements. Our report also refers to a change in accounting in fiscal 2002 for goodwill and other intangible assets.

/s/ KPMG LLP

Nashville, Tennessee

November 13, 2003

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  Exhibit 23.3
Independent Auditors' Consent